Exhibit 10.2

StarVox Communications, Inc.

U.S. Wireless Data, Inc,

2728 Orchard Parkway

San Jose, California 95134-2012

August 16, 2007

Re:          Amendment of Debentures and Waiver Agreement; Notice of name changes

Ladies and Gentlemen:

Reference is made to each of those certain Senior Secured Debentures issued by StarVox Communications, Inc., a California corporation (the ”Company”), and acknowledged by U.S. Wireless Data, Inc., a Delaware corporation (the “Parent”), to the order of DKR Soundshore Oasis Holding Fund Ltd., SMH Capital Inc. or Trinad Capital Master Fund, Ltd., or their registered assigns (collectively, “Holders”) in the aggregate principal amount of $9,000,000 (the “Debentures”) ($6,000,000 of which was issued on June 1, 2007, and $3,000,000 of which was issued on July 10, 2007).

Amendment of Debentures and Waiver

The Company hereby confirms, and the Holders acknowledge, that the holders of $12.5 million in aggregate principal amount of the notes listed on Schedule 3(s) of that certain Securities Purchase Agreement among Company, Parent and Holders dated as June 1, 2007 (of which notes $14 million in aggregate principal amount are outstanding as of the date hereof), have extended the maturity of all of such notes to January 7, 2008, and a copy of the amendment effecting such extension (the “Extension Amendment”) has been provided to the Holders.

In consideration of the foregoing, which is a condition precedent to the agreements set forth herein, the Holders agree to the following:

1. The definition of Maturity Date in the second sentence of Section (1) of the Debentures is hereby replaced in its entirety with the following, and all other provisions of the Debentures shall be unchanged and remain in full force and effect:  “The “Maturity Date” shall be October 1, 2007, or (a) such earlier date as may be accelerated by the Required Holders upon an Event of Default in accordance with the terms hereof, (b) such later date as may be extended at the option of the Required Holders, or (c) such earlier date which is the third day following a financing or refinancing (or related series thereof) of either debt or equity by the Company and/or the Parent of at least Thirty Million Dollars ($30,000,000) in the aggregate.”

2. The Company agrees to use its best efforts to obtain the agreement of Mr. Noam Gottesman and Weathervane Partners to the Extension Amendment prior to August 22, 2007. Failure to obtain such agreements shall be an Event of Default under the Debentures.

2. The Company represents and warrants to each of the Holders that there is no breach, default, Event of Default or other event or occurrence that with notice or lapse of time could become a default or Event of Default under the Transaction Documents, as defined in the Debentures, other than (i) Events of Default arising from the Company’s failure to pay the amounts due under the Debentures through the date hereof and (ii) Events of Default due to failure to timely deliver the account control agreement, Pennsylvania counsel legal opinion and a regulatory approval, which have been cured as of the date hereof.

3. Holders hereby waive (i) any and all Events of Default, as defined in the Debentures, arising from a failure to pay any amounts due under the Debentures through the date hereof, and (ii) Events of Default due to failure to timely deliver the account control agreement, Pennsylvania counsel legal opinion and a regulatory approval, which have been cured as of the date hereof, and agree that any notices of redemption given pursuant to the Debentures prior to the date hereof are hereby withdrawn and of no effect. Other than the foregoing waiver, nothing contained herein shall be deemed to evidence a waiver by the Holders with respect to (i) any existing or future breach, Default or Event of Default (whether or not specified herein) or any right or remedy with respect to any such breach, Default or Event of Default, (ii) any provision of the Debentures or any other Transaction Document or any other document or instrument executed in connection therewith or (iii) any right or remedy to which the Holders may be entitled under applicable law.  Nothing contained herein shall be deemed to prejudice the exercise by the Holders of any or all of their rights and remedies under the Debentures or any other Transaction Document or any other document or instrument executed in connection therewith or applicable law.

Notice of Name Change

4. Pursuant to Section 3(s) of the Pledge and Security Agreement, dated as of June 1, 2007, by and among the Company, the Parent, and the Holders, the Company hereby provides prior written notice to the Holders that the Parent will change its name from “U.S. Wireless Data, Inc.” to “Starvox Communications, Inc.” and the Company will change its name from “Starvox Communications, Inc.” to “Starvox, Inc.”  Holders hereby agree to waive the requirement in Section 3(s) that such notice be given 30 days prior to the date of the name change, provided that the Company provide the financing statements or other filings set forth in Section 3(s) to the Holders at least 10 days prior to the foregoing name change.

GOVERNING LAW.  This letter agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this letter agreement and all disputes arising hereunder shall be governed by, the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

[Signature Pages Follow]

Sincerely,

DKR SOUNDSHORE OASIS HOLDING FUND LTD.

By:	/s/ B. Caswell
Name: Bradford L. Caswell
Title: Director

Sincerely,

SMH CAPITAL INC.

By:	/s/ B.T. Morris
Name: Ben T. Morris
Title: Chief Executive Officer

Sincerely,

TRINAD CAPITAL MASTER FUND, LTD.

By:	/s/ Jay Wolf
Name: Jay Wolf
Title: Director

Agreed and acknowledged as of the date set forth above by:

STARVOX COMMUNICATIONS, INC., A
CALIFORNIA CORPORATION

By:	/s/ Thomas Rowley
Name:	Thomas Rowley
Title:	Chief Executive Officer

U.S. WIRELESS DATA, INC., A DELAWARE
CORPORATION

By:	/s/ Thomas Rowley
Name:	Thomas Rowley
Title:	Chief Executive Officer